Exhibit 99.2

Oplink Announces Senior Management Changes

Fremont, Calif., — August 14, 2008 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading provider of photonic components, intelligent modules, and subsystem solutions, today announced that Joe Liu will resign the position of CEO of the Company, effective December 31, 2008, and will assume the position of Executive Vice Chairman. At that time, the Company will appoint Thomas P. Keegan, the Company’s President, as CEO. Mr. Len LeBlanc will remain Chairman of the Board.

Thomas Keegan was appointed President of Oplink in May after serving as its Vice President of Business Development and General Counsel over the past year. His career spans more than two decades in business and law, and includes broad experience working with and advising technology companies and international enterprises doing business in Asia and the United States. Speaking fluent Mandarin, he has extensive first-hand knowledge of the challenges and opportunities facing technology companies operating in Taiwan and China.

“Tom has been a key player on our management team over the past year,” commented Joe Liu. “He has demonstrated enormous ability to lead our management team to new levels of success. I have great confidence in the future of Oplink with Tom as the CEO.”

Oplink also announced that, effective immediately, Peter Lee, the Company’s Vice President of Marketing, PLM and Strategic Planning, has been promoted to the position of Chief Operating Officer. “Peter’s extensive knowledge of our technology, his deep understanding of trends in our market and his excellent management skills will make him a superb COO, and will help lead us to new heights,” said Joe Liu.

In addition, Oplink announced that Dr. Shawn Lin, Senior Director of Technical Marketing and Customer Support, has been promoted to fill the position of Vice President of Marketing. “Shawn has been a major contributor to the success of our OMS business,” said Joe Liu, “and his exceptional technical and business knowledge will make him a great asset as our V.P. of Marketing. With the promotions of Peter and Shawn, we will build on our leadership positions in our core business lines of passive components, OMS and transceivers.”

About Oplink

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components, modules and subsystems. The company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains optical-centric front-end design, application, and customer service functions at its offices in Fremont and Calabasas, California and has research facilities in Zhuhai and Wuhan, China and Hsinchu Science-Based Industrial Park in Taiwan. The company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, Photonic Foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

Investor Relations:
Erica Abrams
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erica@blueshirtgroup.com

Matthew Hunt
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